INTERIM SUBADVISORY AGREEMENT
BETWEEN
ABSOLUTE INVESTMENT ADVISERS LLC AND
TORTOISE CAPITAL ADVISORS, L.L.C.

AGREEMENT made as of the 31st day of January, 2018, by and between Absolute Investment Advisers LLC, a Massachusetts limited liability company with its principal office and place of business at 18 Shipyard Dr Suite 3C, Hingham, MA 02043 (the “Adviser”) and Tortoise Capital Advisors, L.L.C., a Delaware limited liability company with its principal office and place of business at 11550 Ash Street, Suite 300, Leawood, KS 66211 (the “Subadviser”).

WHEREAS, Adviser has entered into an Investment Advisory Agreement dated the 5th day of May, 2005 (“Advisory Agreement”) with Forum Funds, a Delaware statutory trust, with its principal office and place of business at Three Canal Plaza, Suite 600, Portland, Maine 04101 (the “Trust”);

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended, (the “1940 Act”), as an open-end, management investment company and may issue its shares of beneficial interest, no par value, in separate series;

WHEREAS, pursuant to the Advisory Agreement, and subject to the direction and control of the Board of Trustees of the Trust (the “Board”), the Adviser acts as investment adviser for the series of the Trust listed on Appendix A hereto (the “Fund”);

WHEREAS, it is intended that the Trust be a third-party beneficiary under this Agreement; and

WHEREAS, Adviser desires to retain the Subadviser to perform investment advisory services for the Fund for that portion of the Fund’s assets that the Adviser allocates to the Subadviser on or after the date of this Agreement as set forth above (“Allocated Assets”) and Subadviser is willing to provide such services on the terms and conditions set forth in this Agreement;

NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the Adviser and the Subadviser hereby agree as follows:

SECTION 1.  APPOINTMENT; DELIVERY OF DOCUMENTS

(a) The Adviser hereby appoints Subadviser, subject to the direction and control of the Board and subject to the oversight of the Adviser, to manage the investment and reinvestment of Allocated Assets and to provide related services as mutually agreed upon.  The Subadviser accepts this appointment and agrees to render its services for the compensation set forth herein. To the extent practical, the Adviser will seek to provide 3 business days prior notice before any material allocation of assets away from or to the Subadviser.  The Subadviser shall discharge the foregoing responsibilities in compliance with the objectives, policies, and limitations for the Fund set forth in the Trust’s current registration statement as amended from time to time and applicable laws and regulations and in compliance with investment objectives and guidelines agreed to by the Subadviser and the Adviser from time to time provided such guidelines also are in compliance with the foregoing.

(b) In connection therewith, the Adviser has delivered to the Subadviser copies of (i) the Trust’s Trust Instrument and Bylaws (collectively, as amended from time to time, “Organic Documents”), (ii) the Trust’s Registration Statement and all amendments thereto filed with the U.S. Securities and Exchange Commission (“SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the 1940 Act (the “Registration Statement”), (iii) the Trust’s current Prospectuses and Statements of Additional Information for the Fund (collectively, as currently in effect and as amended or supplemented, the “Prospectus”), (iv) each plan of distribution or similar document adopted by the Trust on behalf of the Fund under Rule 12b-1 under the 1940 Act and each current shareholder service plan or similar document adopted by the Trust on behalf of the Fund; and (v) all policies and procedures adopted by the Trust with respect to the Fund (e.g., repurchase agreement procedures, Rule 17a-7 Procedures and Rule 17e-1 Procedures), and shall promptly furnish the Subadviser with all amendments of or supplements to the foregoing.  The Adviser shall deliver to the Subadviser: (v) a certified copy of the resolution of the Board, including a majority of the Trustees who are not interested persons (as defined in the 1940 Act) appointing the Adviser and Subadviser and approving the Trust’s advisory agreement with the Adviser and this Agreement; (w) a certified copy of the resolution of the Fund’s shareholder(s), if applicable, appointing the Adviser and Subadviser; (x) a copy of all proxy statements and related materials relating to the Fund; and (y) a certified copy of the resolution from the Trust and the Adviser identifying the officers of the Adviser and/or the Trust; and (z) any other documents, materials or information that the Subadviser shall reasonably request to enable it to perform its duties pursuant to this Agreement.

(c) The Subadviser has delivered to the Adviser and the Trust (i) a copy of its Form ADV as most recently filed with the SEC and (ii) a copy of its code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act (the “Code”); and (iii) its compliance program that meets the requirements of the federal securities laws.  The Subadviser shall furnish the Adviser and Trust with all amendments of or supplements to the foregoing on a quarterly basis.

SECTION 2.  DUTIES OF THE ADVISER

In order for the Subadviser to perform the services required by this Agreement, the Adviser shall (i) cause all service providers to the Trust to furnish information to the Subadviser and assist the Subadviser as may be required; (ii) ensure that the Subadviser has reasonable access to all records and documents maintained by the Trust, the Adviser or any service provider to the Trust; and (iii) deliver to the Subadviser all materials it provides to the Board in accordance with the Advisory Agreement.

Adviser hereby represents to Subadviser that it will complete and return separately any reasonable client information questionnaire on behalf of the Trust with respect to the Fund, and that the responses on such questionnaire will be accurate and valid. Adviser agrees to notify Subadviser if there is a change in financial situation or investment objectives, or if the Fund desires to impose, add or modify any reasonable restrictions to the Subadviser’s management of its Fund account. Adviser hereby authorizes Subadviser to modify or update such information upon written notification from Adviser, or the Trust’s Board.

SECTION 3.  DUTIES OF THE SUBADVISER

(a) The Subadviser will make decisions with respect to all purchases and sales of securities of the Allocated Assets.  To carry out such decisions, the Subadviser is hereby authorized for the account of, at the risk of and in the name of the Trust, to place orders and issue trade instructions with respect to the Allocated Assets.  In all purchases, sales and other transactions in securities in the Allocated Assets, the Subadviser is authorized to exercise full discretion and act for the Trust in the same manner and with the same force and effect as the Trust might or could do with respect to such purchases, sales or other transactions, as well as with respect to all other things necessary or incidental to the furtherance or conduct of such purchases, sales or other transactions, including voting of proxies with respect to securities owned by the Fund, subject to the Subadviser’s proxy voting policies as approved by the Board in accordance with paragraph 3.(l) herein, and including entering into such agreements (such as, but not limited to futures or other derivatives) as is deemed necessary by Subadviser to manage the Allocated Assets. All such investments will conform to investment objectives and guidelines as agreed to by the Subadviser and Adviser. The Subadviser shall have no responsibility under this Agreement with respect to the management of assets of the Fund other than the Allocated Assets. The Subadviser shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized, have no authority to act for or represent the Fund or the Adviser in any way or otherwise be deemed an agent of the Fund or the Adviser.

If the Trust does not act as its own custodian, the Trust must designate a qualified custodian as custodian to receive, deliver and hold each security, and to accept transmit funds required to complete transactions. In no event shall Subadviser have actual custody of the Fund’s assets.

Consistent with Section 28(e) of the Securities Exchange Act of 1934, as amended (“1934 Act”) and applicable regulations and interpretations, the Subadviser may allocate brokerage on behalf of the Fund to a broker-dealer who provides research services.  Subject to compliance with Section 28(e), the Subadviser may cause the Fund to pay to a broker-dealer who provides research services a commission that exceeds the commission the Fund might have paid to a different broker-dealer for the same transaction if the Subadviser determines, in good faith, that such amount of commission is reasonable in relation to the value of such brokerage or research services provided viewed in terms of that particular transaction or the Subadviser’s overall responsibilities to the Fund or its other advisory clients.  The Subadviser may aggregate sales and purchase orders of the assets of the Fund with similar orders being made simultaneously for other accounts advised by the Subadviser or its affiliates.  Whenever the Subadviser places a ‘block’ order to purchase or sell the same asset on behalf of the Fund and one or more other accounts advised by the Subadviser, the Subadviser will allocate the order as to price and amount among all such accounts in the applicable block order in a manner believed to be equitable over time to each account.

(b) The Subadviser will report to the Board at each meeting thereof as reasonably requested by the Adviser or the Board all material changes in the Allocated Assets since the prior report, and will also keep the Board informed of important developments affecting the Trust, the Fund and the Subadviser, and on its own initiative, or as reasonably requested by the Adviser or the Board, will furnish the Board from time to time with such information as the Subadviser may believe appropriate for this purpose, whether concerning the individual companies whose securities are included in the Fund’s holdings, the industries in which they engage, the economic, social or political conditions prevailing in each country in which the Fund maintains investments, or otherwise.  The Subadviser will also furnish the Board with such statistical and analytical information with respect to investments of the Fund as the Subadviser may believe appropriate or as the Adviser or the Board reasonably may request.  In making purchases and sales of securities for the Fund, the Subadviser will comply with the directions and policies set from time to time by the Board as well as the limitations imposed by the Trust’s or the Fund’s policies and procedures, the Registration Statement, the 1940 Act, the Securities Act, the 1934 Act, the Internal Revenue Code of 1986, as amended, and other applicable laws.  In making purchases and sales of securities for the Fund, the Subadviser is prohibited from consulting with other Subadvisers to the Fund. The Adviser will provide reasonable notice to the Subadviser of any material changes to the Trust’s policies and procedures applicable to the Fund and the Prospectus.

(c) The Subadviser may from time to time employ or associate with such persons as the Subadviser believes to be particularly fitted to assist in the execution of the Subadviser's duties hereunder, the cost of performance of such duties to be borne and paid by the Subadviser.  No obligation may be incurred on the Trust’s or Adviser’s behalf in any such respect.  The Adviser acknowledges receipt of the Form ADV and is cognizant of actual and/or potential conflicts of interest set forth therein.

(d) The Subadviser will report to the Board all matters related to the Subadviser that are material to the Subadviser’s performance of this Agreement.  On an annual basis, the Subadviser shall report on its compliance with its Code to the Adviser and to the Board.  The Subadviser will notify the Adviser and the Trust of any change of control of the Subadviser and any changes in the key personnel to include  the portfolio manager(s) of the Allocated Assets, the chief executive officer or  the chief compliance officer of the Subadviser, in each case prior to or promptly after such change.

(e) The Subadviser will maintain records relating to its portfolio transactions and placing and allocation of brokerage orders with respect to the Allocated Assets as are required to be maintained by the Trust under the 1940 Act.  The Subadviser shall prepare and maintain, or cause to be prepared and maintained, in such form, for such periods and in such locations as may be required by applicable law, all documents and records relating to the services provided by the Subadviser pursuant to this Agreement required to be prepared and maintained by the Subadviser or the Trust pursuant to applicable law.  In compliance with the requirements of Rule 31a-3 under the 1940 Act, the books and records pertaining to the Allocated Assets, which are maintained by the Subadviser, shall be the property of the Trust.  The Adviser and the Trust, or their respective representatives, shall have access to such books and records upon request during the Subadviser's normal business hours.  Upon the reasonable request of the Adviser or the Trust, copies of any such books and records shall be provided promptly by the Subadviser to the Adviser and the Trust, or their  authorized representatives.

(f) Upon request from the Adviser or Trust, the Subadviser will cooperate with the Fund’s independent public accountants and shall take reasonable action to make all necessary information available to the accountants for the performance of the accountants’ duties.

(g) The Subadviser will provide the Fund and the Fund’s custodian and fund accountant on each business day with such information relating to all transactions concerning the Allocated Assets as the Fund and the Fund’s custodian and fund accountant may reasonably require, including but not limited to information required to be provided under the Trust’s Portfolio Securities Valuation Procedures.

Adviser hereby grants Subadviser full authority to electronically obtain account data, including transactions and positions for the Fund’s account, managed by the Subadviser via custodial online website access and through the Advent TrustedNetwork (i.e. Advent Custodial Data Network). Subadviser undertakes to promptly notify the Trust’s custodian to terminate access to such data in the event that the Trust, or Adviser, terminates its relationship with Subadviser, withdraws its authority or objects to providing its data to any such third party vendors.

 (h) The Subadviser shall have no duties or obligations pursuant to this Agreement (other than the continuation of its preexisting duties and obligations) during any period that the Adviser has not allocated any portion of the Fund’s assets to the Subadviser for management.

(i) The Subadviser may invest Allocated Assets in registered, open-end, management investment companies for which the Subadviser serves as investment adviser or subadviser upon the prior notice to and consent of the Adviser.

(j) The Subadviser may effect transactions with respect to the Allocated Assets pursuant to Rules 17a-7 and 17e-1 of the 1940 Act if such transactions are effected in accordance with the Trust’s Rule 17a-7 Procedures and Rule 17e-1 Procedures.

(k) The Subadviser, at its expense, will provide the Adviser with such compliance reports and certifications relating to its duties under this Agreement and the federal securities laws as reasonably requested and agreed upon by such parties from time to time.  The Subadviser also shall: (i) cooperate with and provide reasonable assistance to the Adviser, the Trusts’ administrator, custodian, transfer agent and pricing agents and all other agents and representatives of the Fund, the Trust and the Adviser in carrying out their respective obligations to the Trust in respect of the Fund; (ii) keep all such persons fully informed as to such matters as they may reasonably deem necessary to the performance of their obligations to the Fund, the Trust and the Adviser; (iii) provide prompt responses to reasonable requests made by such persons; and (iv) promote the efficient exchange of information as reasonably requested and in a format agreed upon by such parties from time to time.

(l) The Subadviser will vote all proxies solicited by or with respect to the issuers of securities in which assets of the Fund may be invested from time to time and which constitute Allocated Assets in accordance with the Subadviser’s proxy voting policies and procedures, as approved by the Board. Notwithstanding the foregoing, the Adviser acknowledges and agrees that (i) the Fund’s custodian is responsible for advising or taking action, including filing proof of claim forms, on behalf of the Fund in any legal proceedings, including bankruptcies or class actions, involving securities held in or formerly held in the Allocated Assets or the issuers of those securities and (ii) Subadviser will not be required to advise or take any action on behalf of the Fund in any such legal proceedings, subject to the next sentence. The Subadviser will, however, promptly forward any claim forms it receives to the Fund’s custodian and provide reasonable assistance to the extent necessary (e.g. provide factual information in its possession as the custodian, Fund or Adviser may reasonably request).

(m) The Subadviser does not guarantee the future performance of the Fund or any specific level of performance, the success of any investment decision or strategy that Subadviser may use, or the success of Subadviser’s overall management of the Allocated Assets.  The Adviser understands that investment decisions made for the Fund by Subadviser are subject to various market, currency, economic, political, business and structural risks, and that those investment decisions will not always be profitable.

SECTION 4.  COMPENSATION; EXPENSES

(a) In consideration of the foregoing, the Adviser shall pay the Subadviser, with respect to the Allocated Assets, a fee at an annual rate as listed in Appendix B hereto.  Such fees shall be accrued by the Adviser daily and shall be payable monthly in arrears within 15 business days of each calendar month for services performed hereunder during the prior calendar month.  If fees begin to accrue in the middle of a month or if this Agreement terminates before the end of any month, all fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion that the period bears to the full month in which the effectiveness or termination occurs.  Upon the termination of this Agreement with respect to the Fund, the Adviser shall pay to the Subadviser such compensation as shall be payable prior to the effective date of termination.

(b) No fee shall be payable hereunder with respect to that portion of the Allocated Assets which are invested in registered, open-end, management investment companies for which the Subadviser serves as investment adviser or subadviser and for which Subadviser already receives an advisory fee.

SECTION 5.  STANDARD OF CARE

(a) The Adviser shall expect of the Subadviser, and the Subadviser will give the Adviser the benefit of, the Subadviser's best judgment and efforts in rendering its services hereunder. The Subadviser shall not be liable hereunder to the Adviser or the Trust for any mistake of judgment or mistake of law or for any loss arising out of any investment or for any act or omission taken or in any event whatsoever with respect to the Trust, the Fund or any of the Fund’s shareholders in the absence of bad faith, willful misfeasance or gross negligence in the performance of the Subadviser’s duties or obligations under this Agreement or by reason of the Subadviser’s reckless disregard of its duties and obligations under this Agreement. The Subadviser acknowledges that federal securities laws impose liabilities under certain circumstances on persons who have a fiduciary duty toward their clients and, therefore, nothing herein shall in any way constitute a waiver or limitation of any rights which the Adviser or the Trust may have under any federal securities laws.

(b) The Subadviser shall not be liable to the Adviser or the Trust for any action taken or failure to act in good faith reliance upon: (i) information, instructions or requests, whether oral or written, with respect to the Fund made to the Subadviser by a duly authorized officer of the Adviser or the Trust; (ii) the advice of counsel to the Trust; and  (iii) any written instruction or certified copy of any resolution of the Board.

(c) The Subadviser shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including, without limitation, acts of civil or military authority, national emergencies, labor difficulties (other than those related to the Subadviser’s employees), fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

(d) The parties hereto acknowledge and agree that the Trust is a third-party beneficiary as to the covenants, obligations, representations and warranties undertaken by the Subadviser under this Agreement and as to the rights and privileges to which the Adviser is entitled pursuant to this Agreement, and that the Trust is entitled to all of the rights and privileges associated with such third-party-beneficiary status.

SECTION 6.  EFFECTIVENESS, DURATION AND TERMINATION

(a) This Agreement shall become effective with respect to the Fund immediately upon the change of control transaction, subject to the approval of this Agreement by a majority of the Board, including a majority of the Trust's Trustees who are not interested persons (as defined in the 1940 Act).

(b) This Agreement shall, if not earlier terminated as provided herein, terminate upon the earlier of (1) 150 days from the date of its effectiveness or (2) approval by a majority of the Board, including a majority of the Trust’s Trustees who are not interested persons (as defined in the 1940 Act), of a separate subadvisory agreement between the Adviser and the Subadviser on behalf of the Fund.

(c) This Agreement may be terminated by the Fund if the Board of Trustees of the Trust, in its reasonable discretion and having due regard to the protection of investors and to the effectuation of the policies declared in section 1(b) of the 1940 Act, find that the services being rendered by the Subadviser under this Agreement, fail in a material way to provide responsible management to the Fund as reasonably expected by an investment adviser, as defined in the Investment Advisers Act of 1940, as amended (the “Advisers Act”); provided that the Subadviser shall have the opportunity, within ten (10) days of receipt of a written notice describing any such failure and the reasons therefor in reasonable detail, to cure the failure that is the subject of such notice.

(d) This Agreement may be terminated with respect to the Fund at any time, without the payment of any penalty, (i) by the Board, by a vote of a majority of the outstanding voting securities of the Fund or by the Adviser on 60 days' written notice to the Subadviser or (ii) by the Subadviser on 60 days' written notice to the Trust.  This Agreement shall terminate immediately (x) upon its assignment or (y) upon termination of the Advisory Agreement.

SECTION 7.  ACTIVITIES OF THE SUBADVISER

Except to the extent necessary to perform its obligations hereunder, nothing herein shall be deemed to limit or restrict the Subadviser's right, or the right of any of the Subadviser's partners, directors, officers or employees to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other entity. The Adviser understands that the Subadviser, its personnel or affiliates (“Affiliated Person”) may take action for their own accounts or for other clients that differ from advice given to or action taken for the Fund.  This Agreement does not limit or restrict in any way the Subadviser or any Affiliated Person from buying, selling or trading in any securities or other investments for their own accounts or the accounts of other clients.

SECTION 8.  REPRESENTATIONS OF SUBADVISER.

The Subadviser represents and warrants to the Adviser that:

(a) It is either registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”) (and will continue to be so registered for so long as this Agreement remains in effect) or exempt from registration under the Advisers Act;

(b) It is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement;

(c) It has met, and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any self-regulatory agency, necessary to be met by the Subadviser in order to perform its services contemplated by this Agreement; and

(d) It will promptly notify the Adviser and the Trust of the occurrence of any event that would disqualify the Subadviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or other applicable law, rule or regulation.

SECTION 9.  LIMITATION OF SHAREHOLDER AND TRUSTEE LIABILITY

The Trustees of the Trust and the shareholders of the Fund shall not be personally liable for any obligations of the Trust or of the Fund under this Agreement, and the Subadviser agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Trust or the Fund to which the Subadviser's rights or claims relate in settlement of such rights or claims, and not to the Trustees of the Trust or the shareholders of the Fund.

SECTION 10.  MISCELLANEOUS

(a) No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties hereto and approved by the Trust in the manner set forth in Section 6(b) hereof.

(b) Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement.

(c) This Agreement shall be governed by, and the provisions of this Agreement shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

(d) This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written.

(e) This Agreement may be executed by the parties hereto on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

(f) If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid. This Agreement shall be construed as if drafted jointly by both the Adviser and Subadviser and no presumptions shall arise favoring any party by virtue of authorship of any provision of this Agreement.

(g) Section headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(h) Notices, requests, instructions and communications received by the parties at their respective principal places of business, as indicated above, or at such other address as a party may have designated in writing, shall be deemed to have been properly given.

(i) No affiliated person, employee, agent, director, partner, officer or manager of the Subadviser shall be liable at law or in equity for the Subadviser’s obligations under this Agreement.

(j) The terms "vote of a majority of the outstanding voting securities", "interested person", "affiliated person," “control” and "assignment" shall have the meanings ascribed thereto in the 1940 Act.

(k) Each of the undersigned warrants and represents that they have full power and authority to sign this Agreement on behalf of the party indicated and that their signature will bind the party indicated to the terms hereof and each party hereto warrants and represents that this Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the party, enforceable against the party in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

(l) Any information and advice furnished by either party to this Agreement to the other shall be treated as confidential and shall not be disclosed to third parties without the consent of the other party hereto except as required by law, rule or regulation.  The Subadviser hereby consents to the disclosure to third parties of investment results and other Fund data in connection with providing composite investment results and related performance information of the Subadviser.  The Subadviser also consents to the disclosure of Fund data to the Fund’s other service providers so that those providers may perform the services they are contractually obligated to render to the Trust.  The Adviser consents to the disclosure by the Subadviser of its investment results of the Allocated Assets, as part of composite investment results or otherwise.  The Adviser further consents to the disclosure of the Subadviser’s relationship with the Adviser and the Fund, including the value of the Allocated Assets from time to time. The Adviser also consents to the disclosure by the Subadviser of confidential information as required by law or regulation, or as necessary for Subadviser to carry-out the intended purpose of this Agreement.  To the extent that the confidential information is non-public portfolio holdings information of the Fund, the Subadviser will, prior to providing the confidential information to the third party, notify the Fund's administrator and ensure that the disclosure of such information complies with the Fund's portfolio holdings disclosure policy (e.g. no compensation is received in exchange for the information, third party agrees to not trade on that information and legitimate business purpose).

(m) The Subadviser may from time to time make available without charge to the Adviser or the Trust any marks or symbols owned by the Subadviser (the “Mark”), including marks or symbols containing the Mark or any variation thereof, to use in the Fund’s Registration Statement and/or Fund sales literature.  Any use of the Marks shall be subject to the direction and control of the Subadviser.

(n) The Subadviser shall not use the name of the Trust or any Fund on any checks, bank drafts, bank statements or forms for other than internal use in a manner not approved by the Trust prior thereto in writing; provided however, that the approval of the Trust shall not be required for the use of the Trust’s or Fund’s name which merely refers in accurate and factual terms to the Trust or Fund in connection with Subadviser’s role hereunder or which is required by any appropriate regulatory, governmental or judicial authority; and further provided that in no event shall such approval be unreasonably withheld or delayed.

(o) The provisions of Sections 5, 9 and 10 shall survive any termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

ABSOLUTE INVESTMENT ADVISERS LLC

/s/ James Compson
Name: James Compson Title: Principal

TORTOISE CAPITAL ADVISORS, L.L.C.

/s/ Diane Bono
Name: Diane Bono Title: Managing Director and CCO

INTERIM SUBADVISORY AGREEMENT
BETWEEN
ABSOLUTE INVESTMENT ADVISERS LLC AND
TORTOISE CAPITAL ADVISORS, L.L.C.

Appendix A

Series of the Trust:

Absolute Strategies Fund
A-1

INTERIM SUBADVISORY AGREEMENT
BETWEEN
ABSOLUTE INVESTMENT ADVISERS LLC AND
TORTOISE CAPITAL ADVISORS, L.L.C.

Appendix B

Strategy	Annual Fee Rate	Effective Date
Select Energy Opportunity	65 basis points	January 31, 2018

Adviser shall be responsible for calculating fees.  Such fees shall be payable monthly in arrears and calculated according to the following formula:

(annual fee rate*average daily net Allocated Assets)*(# of days in the month/# of days in the year)

Sub-Adviser shall receive the fee calculation (and sufficient supporting documentation to validate the fee calculations) within 7 business days of each calendar month end for review.  Sub-adviser shall receive payment in arrears no later than 15 business days after each calendar month end.

B-1